EX-99.(M)(5)

EXHIBIT (m)(5)

AMENDMENT TO THE AGREEMENTTO SUSPEND DISTRIBUTION PLANS
FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated March 31, 2006 to the Agreement to Suspend Distribution Plans, dated February 1, 2006 (the “Agreement”), by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Personal Investors Services, Inc. (“TPIS”).

          WHEREAS, the Trust has established six new series that will offer Retail Class shares and six new Retail Classes of existing series (collectively, the “Funds”), which are subject to the Trust’s Distribution Plan adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the “Plan”); and

          WHEREAS, the parties hereto prefer that TPIS not seek any reimbursements under the Plan with respect to the Funds for a certain period of time;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Trust and TPIS hereby agree to amend the Agreement as follows:

1.	The Agreement shall be amended so that it suspends reimbursements under the Plan with respect to the Retail Class of the following Funds:

International Equity Fund
Growth & Income Fund
Social Choice Equity Fund
Equity Index Fund
Bond Fund
Money Market Fund
Large-Cap Growth Fund
High-Yield Fund II
Bond Plus Fund II
Short-Term Bond Fund II
Tax-Exempt Bond Fund II
Managed Allocation Fund II

          IN WITNESS WHEREOF, the Trust and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

_______________________________
By:
Title:

TEACHERS PERSONAL INVESTORS SERVICES, INC.

_______________________________
By:
Title: